Exhibit 99.1

Fortune Brands Reports Second Quarter Results

DEERFIELD, Ill.--(BUSINESS WIRE)--Fortune Brands, Inc. (NYSE: FO):

  Results Achieve High End of Updated Target Range
  Company Boosts Dividend 5% to Annual Rate of $1.76 Per Share
  Share Buybacks Exceed 4.3 Million Shares Since March 31
  Company Completes Repurchase from V&S Group of Minority Interest in Beam Global Spirits Business

Fortune Brands, Inc. (NYSE: FO), the company behind leading consumer brands including Jim Beam, Titleist and Moen, today reported results for the second quarter of 2008. Earnings per share before charges/gains were at the high end of the company’s recently updated target range. Higher shipments of spirits brands in the U.S. and strong growth in Asian markets for the company’s golf and home products brands partly offset the adverse impact of the ongoing correction in the U.S. housing market, the softening consumer environment in the U.S., higher commodities costs, and the unanticipated Australian excise tax increase on ready-to-drink spirits products.

Reported results reflected the impact of one-time items amounting to a net after-tax charge of $60 million. The one-time items include a non-cash write-down of goodwill and identifiable intangibles related to the impact of the U.S. housing correction primarily on the company’s door brands, a non-cash write-down of the company’s investment in the Maxxium international joint venture related to the forthcoming exit of Rémy Cointreau, and restructuring and restructuring-related charges in the home products and spirits units. These items were partly offset by credits related to the favorable resolution of IRS tax matters and a gain related to the repurchase of the minority interest in the company’s spirits business previously held by V&S Group.

“While we faced a tougher-than-expected environment in the second quarter, we remain intensely focused on two objectives – outperforming our product categories, and investing for the future to drive sustainable long-term growth and returns,” said Bruce Carbonari, president and chief executive officer of Fortune Brands. “We’re benefiting from proactive cost reductions, productivity improvements and share-gain initiatives in our home products business, where we’ve eliminated 25% of facilities while maintaining supply-chain flexibility and strategic spend. We’re continuing to build a high-performance organization behind our spirits brands, and we’re investing to creatively build premium brand equity to grow revenues faster than case volumes. And we’re investing to grow our golf brands through innovation and expansion in promising international markets. We believe that these are the right moves to create long-term value for our shareholders.

“The action plans we’re pursuing benefited Fortune Brands in the second quarter,” Carbonari added. “While our double-digit increase in brand-building investments and the Australia RTD tax increase adversely impacted operating income in our spirits business, we drove solid revenue and volume growth for several key premium spirits brands in the U.S. We also benefited from the anticipated rebuilding of U.S. spirits distributor inventories. Despite a U.S. housing correction that has intensified, we continued outperforming the home products market on the success of our share-gain initiatives, while achieving expected savings from our proactive cost initiatives. And our international growth initiatives helped drive double-digit growth for our golf brands in key Asian markets, partly offsetting the impact of a double-digit increase in brand investment and the soft consumer environment in the U.S.”

For the second quarter of 2008:

  Net income was $136.0 million, or $0.88 per diluted share, versus $1.48 per share in the year-ago quarter.
-- Comparisons were impacted by a net charge of $0.37 per diluted share from one-time items, including: the non-cash intangibles write-down in home products of $311 million after tax; the non-cash Maxxium investment write-down of $25 million after tax; restructuring-related charges of $11 million after tax; a gain of $82 million related to the repurchase of the minority interest in the company's spirits business; and a gain of $205 million related to favorable resolution of pending IRS tax matters, $107 million of which is reflected in discontinued operations.
  Excluding one-time items in both the current and prior-year periods, diluted EPS before charges/gains for continuing operations was $1.25, down 17% from $1.51 in the year-ago quarter.
-- These results were at the high end of the company's recently updated target range for diluted EPS before charges/gains to be down at a high-teens-to-mid-20s percentage rate.
-- Results reflected a 5-cents-per-share benefit from the routine true-up of the company's year-to-date effective tax rate.
  Net sales from continuing operations were $2.1 billion, down 9%.
-- On a comparable basis, excluding excise taxes and foreign exchange, total net sales would have been down 10%.
  Operating income was a loss of $16 million, and was positive $325 million on a before charges/gains basis.
  Return on equity before charges/gains was 13%.
  Return on invested capital before charges/gains was 8%.

Returning Value to Shareholders: Dividend Increase and Share Buybacks

The company also announced that its board of directors has approved a 5% increase in the dividend on the company’s common stock. The dividend will increase 8 cents per share to an annual rate of $1.76 (payable $0.44 per quarter) from $1.68 per share ($0.42 per quarter). The next quarterly dividend is payable on September 2, 2008 to shareholders of record at the close of business August 13, 2008.

Furthermore, the company disclosed that it has repurchased more than 4.3 million shares of its common stock since implementing on March 31st an authorization to repurchase up to 15 million shares.

“In addition to our focus on sustainable long-term growth, we’re also committed to putting our financial flexibility to work to return immediate value to shareholders,” Carbonari continued. “This dividend increase underscores the strength of our balance sheet and our confidence in Fortune Brands’ ability to deliver strong results over the long term. Notably, this is the 12th year in a row we’ve increased the dividend since the company began trading as Fortune Brands, and our dividend currently offers a yield of approximately 3%. We also see our share price as an extremely attractive high-return opportunity, and we’ve moved aggressively to repurchase shares of Fortune Brands to create additional value for shareholders.”

The company also declared a regular dividend of 66.75 cents per share on the $2.67 Convertible Preferred Stock, payable in cash on September 10, 2008 to shareholders of record at the close of business August 13, 2008.

Company Repurchases Minority Interest in Spirits Business

The company further announced that it has completed the repurchase of the equity minority interest in its Beam Global spirits business previously held by V&S Group. The company’s partnership agreement with V&S provided for a third-party evaluator to determine the sale price of the minority interest. An independent evaluator established $455 million plus accrued dividends as the price to repurchase the preferred shares, which, as previously disclosed, could not be sold to another company and had unique shareholder rights as a preferred security.

“The price established for the repurchase of the equity minority interest is good news for our shareholders, and reflects the unique features of the preferred shares held by V&S as well as the debt structure of Beam Global,” Carbonari said. “Because this valuation was below the $543 million value we carry on our books, we have recorded a gain in our second quarter results. With this transaction now complete, we look forward to benefiting from the entire financial performance of our highest profit business.”

Outlook for Third Quarter and Full Year

“As we look to the back half of the year, we’ll continue to focus on outperforming our markets and ensuring a strong foundation for sustainable long-term growth,” said Carbonari. “While we’ll still face the headwinds of an intensified U.S. housing correction, the weakness in U.S. consumer confidence and the Australian ready-to-drink tax increase, we expect to benefit from share gains, growth in international markets, our position in the relatively stable premium spirits market, annualization of our stepped-up brand investments in spirits and golf, and company-wide productivity initiatives and cost controls.

“For the third quarter, we’re targeting diluted EPS before charges/gains to be down at a mid-teens-to-mid-20s percentage rate compared to $1.34 in the year-ago quarter. For the full year, we continue to expect diluted EPS before charges/gains to be down at a high-single-digit-to-high-teens percentage rate compared to $5.06 in 2007,” Carbonari concluded.

The company also announced that it is now targeting free cash flow for 2008, after dividends and capital expenditures, to approximate $500 million.

About Fortune Brands

Fortune Brands, Inc. is a leading consumer brands company with annual sales exceeding $8 billion. Its operating companies have premier brands and leading market positions in distilled spirits, home and hardware, and golf products. Beam Global Spirits & Wine, Inc. is the company’s premium spirits business. Major spirits brands include Jim Beam and Maker’s Mark bourbon, Sauza tequila, Canadian Club whisky, Courvoisier cognac, Teacher’s and Laphroaig Scotch, and DeKuyper cordials. Home and hardware brands include Moen faucets, Aristokraft, Omega, Diamond and Kitchen Craft cabinetry, Therma-Tru door systems, Simonton windows, Master Lock padlocks and Waterloo tool storage sold by units of Fortune Brands Home & Hardware LLC. Acushnet Company’s golf brands include Titleist, Cobra and FootJoy. Fortune Brands, headquartered in Deerfield, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index, the MSCI World Index and the Ocean Tomo 300™ Patent Index.

To receive company news releases by e-mail, please visit www.fortunebrands.com.

Forward-Looking Statements

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof, and the company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date of this release. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: competitive market pressures (including pricing pressures); consolidation of trade customers; successful development of new products and processes; ability to secure and maintain rights to intellectual property; risks pertaining to strategic acquisitions and joint ventures, including the potential financial effects and performance of such acquisitions or joint ventures, and integration of acquisitions and the related confirmation or remediation of internal controls over financial reporting; changes related to the privatization of V&S Group; ability to attract and retain qualified personnel; general economic conditions, including the U.S. housing market; weather; risks associated with doing business outside the United States, including currency exchange rate risks; interest rate fluctuations; commodity and energy price volatility; costs of certain employee and retiree benefits and returns on pension assets; dependence on performance of distributors and other marketing arrangements; the impact of excise tax increases on distilled spirits; changes in golf equipment regulatory standards and other regulatory developments; potential liabilities, costs and uncertainties of litigation; impairment in the carrying value of goodwill or other acquired intangibles; historical consolidated financial statements that may not be indicative of future conditions and results due to the recent portfolio realignment; any possible downgrades of the company’s credit ratings; as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings.

Use of Non-GAAP Financial Information

This press release includes measures not derived in accordance with generally accepted accounting principles (“GAAP”), such as diluted earnings per share before charges/gains, operating income before charges/gains, return on equity before charges/gains, return on invested capital before charges/gains, comparable net sales, and free cash flow. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and may also be inconsistent with similar measures presented by other companies. Reconciliation of these measures to the most closely comparable GAAP measures, and reasons for the company’s use of these measures, are presented in the attached pages.

FORTUNE BRANDS, INC.
CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,
	2008	2007	% Change

Net Sales	$2,095.4	$2,293.3	(8.6)

Cost of goods sold	1,099.7	1,212.3	(9.3)

Excise taxes on spirits	128.7	118.9	8.2

Advertising, selling, general and administrative expenses	529.8	523.5	1.2

Amortization of intangibles	12.5	12.0	4.2

Intangible asset impairments	324.3	-	-

Restructuring and restructuring-related items	16.4	10.8	51.9

Operating Income/(Loss)	(16.0)	415.8	-

Interest expense	58.2	76.4	(23.8)

Other (income) expense, net	13.7	(7.5)	-

Income/(Loss) from Continuing Operations before income taxes and minority interests	(87.9)	346.9	-

Income taxes	(38.4)	111.5	-

Minority interests	(76.1)	5.9	-

Income from Continuing Operations	$26.6	$229.5	(88.4)

Income from Discontinued Operations	109.4	2.5	-

Net Income	$136.0	$232.0	(41.4)

Earnings Per Common Share, Basic:
Income from continuing operations	$0.17	$1.50	(88.7)
Income from discontinued operations	0.72	0.02	-
Net Income	$0.89	$1.52	(41.4)

Earnings Per Common Share, Diluted:
Income from continuing operations	$0.17	$1.47	(88.4)
Income from discontinued operations	0.71	0.01	-
Net Income	$0.88	$1.48	(40.5)

Avg. Common Shares Outstanding
Basic	153.0	152.8	0.1
Diluted	155.3	156.4	(0.7)

FORTUNE BRANDS, INC.
CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2008	2007	% Change

Net Sales	$3,901.5	$4,202.4	(7.2)

Cost of goods sold	2,074.8	2,271.2	(8.6)

Excise taxes on spirits	223.8	216.0	3.6

Advertising, selling, general and administrative expenses	1,018.0	999.3	1.9

Amortization of intangibles	24.9	24.0	3.8

Intangible asset impairments	324.3	-	-

Restructuring and restructuring-related items	24.5	19.8	23.7

Operating Income/(Loss)	211.2	672.1	(68.6)

Interest expense	118.8	151.9	(21.8)

Other (income) expense, net	14.1	(16.9)	-

Income/(Loss) from Continuing Operations before income taxes and minority interests	78.3	537.1	(85.4)

Income taxes	14.0	174.3	(92.0)

Minority interests	(69.9)	12.0	-

Income from Continuing Operations	$134.2	$350.8	(61.7)

Income from Discontinued Operations	122.3	1.4	-

Net Income	$256.5	$352.2	(27.2)

Earnings Per Common Share, Basic:
Income from continuing operations	$0.87	$2.30	(62.2)
Income from discontinued operations	0.80	0.01	-
Net Income	$1.67	$2.31	(27.7)

Earnings Per Common Share, Diluted:
Income from continuing operations	$0.86	$2.24	(61.6)
Income from discontinued operations	0.79	0.01	-
Net Income	$1.65	$2.25	(26.7)

Avg. Common Shares Outstanding
Basic	153.5	152.6	0.6
Diluted	155.8	156.3	(0.3)

Actual Common Shares Outstanding
Basic	152.2	153.0	(0.5)
Diluted	154.2	156.7	(1.6)

FORTUNE BRANDS, INC.
(In millions, except per share amounts)
(Unaudited)

NET SALES AND OPERATING INCOME/(LOSS)

	Three Months Ended June 30,
	2008	2007	% Change
Net Sales
Spirits	$607.9	$616.6	(1.4)
Home and Hardware	1,035.1	1,202.1	(13.9)
Golf	452.4	474.6	(4.7)
Total Net Sales from Continuing Operations	$2,095.4	$2,293.3	(8.6)

Operating Income/(Loss)
Spirits	$138.6	$174.3	(20.5)
Home and Hardware	(202.7)	169.9	-
Golf	68.1	88.6	(23.1)
Corporate expenses	(20.0)	(17.0)	17.6
Total Operating Income/(Loss) from Continuing Operations	$(16.0)	$415.8	-

Operating Income Before Charges (a)
Spirits	$149.6	$174.7	(14.4)
Home and Hardware	127.0	180.3	(29.6)
Golf	68.1	88.6	(23.1)
Less:
Corporate expenses	(20.0)	(17.0)	17.6

Operating Income Before Charges from Continuing Operations	324.7	426.6	(23.9)

Restructuring and restructuring-related items	(16.4)	(10.8)	(51.9)
Intangible asset impairments	(324.3)	-	-
Operating Income/(Loss) from Continuing Operations	$(16.0)	$415.8	-

	Six Months Ended June 30,
	2008	2007	% Change
Net Sales
Spirits	$1,123.2	$1,136.0	(1.1)
Home and Hardware	1,929.5	2,224.7	(13.3)
Golf	848.8	841.7	0.8
Total Net Sales from Continuing Operations	$3,901.5	$4,202.4	(7.2)

Operating Income/(Loss)
Spirits	$267.2	$305.2	(12.5)
Home and Hardware	(141.8)	256.3	-
Golf	119.6	142.2	(15.9)
Corporate expenses	(33.8)	(31.6)	7.0
Total Operating Income/(Loss) from Continuing Operations	$211.2	$672.1	(68.6)

Operating Income Before Charges (a)
Spirits	$279.2	$307.9	(9.3)
Home and Hardware	195.0	273.4	(28.7)
Golf	119.6	142.2	(15.9)
Less:
Corporate expenses	(33.8)	(31.6)	7.0

Operating Income Before Charges from Continuing Operations	560.0	691.9	(19.1)
Restructuring and restructuring-related items	(24.5)	(19.8)	(23.7)
Intangible asset impairments	(324.3)	-	-
Operating Income/(Loss) from Continuing Operations	$211.2	$672.1	(68.6)

(a) Operating Income Before Charges is Operating Income/(Loss) derived in accordance with GAAP excluding restructuring and restructuring-related items and intangible asset impairments. Operating Income Before Charges is a measure not derived in accordance with GAAP. Management uses this measure to determine the returns generated by our operating segments and to evaluate and identify cost reduction initiatives. Management believes this measure provides investors with helpful supplemental information regarding the underlying performance of the company from year-to-year. This measure may be inconsistent with similar measures presented by other companies.

FREE CASH FLOW

	Three Months Ended June 30,
	2008	2007

Free Cash Flow (b)	$81.0	$196.3
Less:
Taxes paid on the sale of the wine business	-	-
Add:
Net Capital Expenditures	33.2	50.6
Dividends Paid	64.2	59.7
Cash Flow From Operations	$178.4	$306.6

	Six Months Ended June 30,		2008 Full Year
	2008	2007	Targeted Range

Free Cash Flow (b)	$(112.2)	$(81.6)	$500.0
Less:
Taxes paid on the sale of the wine business	(48.0)	-	(48.0)
Add:
Net Capital Expenditures	65.1	94.3	200 - 225
Dividends Paid	129.0	119.3	270(c)
Cash Flow From Operations	$33.9	$132.0	$922 - 947

(b) Free Cash Flow is Cash Flow from Operations less net capital expenditures and dividends paid to stockholders plus taxes paid on the sale of the wine business. Free Cash Flow is a measure not derived in accordance with GAAP. Management believes that Free Cash Flow provides investors with helpful supplemental information about the company's ability to fund internal growth, make acquisitions, repay debt and repurchase common stock. This measure may be inconsistent with similar measures presented by other companies.

(c) Assumes current dividend rate and basic shares outstanding on June 30, 2008.

EPS BEFORE CHARGES/GAINS

EPS from Continuing Operations Before Charges/Gains is Net Income from Continuing Operations calculated on a per-share basis excluding restructuring, restructuring-related and one-time items.

For the second quarter of 2008, EPS from Continuing Operations Before Charges/Gains is Net Income from Continuing Operations calculated on a per-share basis excluding $16.4 million ($11.0 million after tax or $0.07 per diluted share) of restructuring and restructuring-related items, intangible asset impairments of $324.3 million ($310.7 million after tax or $2.00 per diluted share), tax-related credits of $98.4 million ($0.63 per diluted share), a write down of the Maxxium investment of $25.1 million ($0.16 per diluted share) and an after-tax gain resulting from the repurchase of the Beam Global minority interest of $81.6 million ($0.52 per diluted share).

For the six month period ended June 30, 2008, EPS from Continuing Operations Before Charges/Gains is Net Income from Continuing Operations calculated on a per-share basis excluding $24.5 million ($16.2 million after tax or $0.10 per diluted share) of restructuring and restructuring-related items, intangible asset impairments of $324.3 million ($310.7 million after tax or $2.00 per diluted share), tax-related credits of $98.2 million ($0.63 per diluted share), write down of the Maxxium investment of $25.1 million ($0.16 per diluted share), an after-tax gain resulting from the repurchase of the Beam Global minority interest of $81.6 million ($0.52 per diluted share) and V&S auction process costs of $8.2 million ($5.2 million after tax or $0.03 per diluted share).

For the second quarter of 2007, EPS from Continuing Operations Before Charges/Gains is Net Income calculated on a per-share basis excluding $10.8 million ($6.7 million after tax or $0.04 per diluted share) of restructuring and restructuring-related items. For the six-month period ended June 30, 2007, EPS from Continuing Operations Before Charges/Gains excludes $19.8 million ($12.4 million after tax or $0.08 per diluted share) of restructuring and restructuring-related items.

EPS from Continuing Operations Before Charges/Gains is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the overall performance of the company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the company from year to year. This measure may be inconsistent with similar measures presented by other companies.

	Three Months Ended June 30,
	2008	2007	% Change

Earnings Per Common Share - Basic
Income from Continuing Operations before Charges/Gains	1.27	1.55	(18.1)
V&S auction process costs	-	-	-
Maxxium investment write-down	(0.17)	-	-
Tax-related credits	0.64	-	-
Intangible asset impairment write-downs	(2.03)	-	-
Beam Global minority interest repurchase	0.53	-	-
Restructuring and restructuring-related items	(0.07)	(0.05)	(40.0)

Income from Continuing Operations	0.17	1.50	(88.7)

Income from Discontinued Operations	0.72	0.02	-

Net Income	0.89	1.52	(41.4)

Earnings Per Common Share - Diluted
Income from Continuing Operations before Charges/Gains	1.25	1.51	(17.2)
V&S auction process costs	-	-	-
Maxxium investment write-down	(0.16)	-	-
Tax-related credits	0.63	-	-
Intangible asset impairment write-downs	(2.00)	-	-
Beam Global minority interest repurchase	0.52	-	-
Restructuring and restructuring-related items	(0.07)	(0.04)	(75.0)

Income from Continuing Operations	0.17	1.47	(88.4)

Income from Discontinued Operations	0.71	0.01	-

Net Income	0.88	1.48	(40.5)

	Six Months Ended June 30,
	2008	2007	% Change

Earnings Per Common Share - Basic
Income from Continuing Operations before Charges/Gains	2.03	2.38	(14.7)
V&S auction process costs	(0.03)	-	-
Maxxium investment write-down	(0.17)	-	-
Tax-related credits	0.64	-	-
Intangible asset impairment write-downs	(2.02)	-	-
Beam Global minority interest repurchase	0.53	-	-
Restructuring and restructuring-related items	(0.11)	(0.08)	(37.5)

Income from Continuing Operations	0.87	2.30	(62.2)

Income from Discontinued Operations	0.80	0.01	-

Net Income	1.67	2.31	(27.7)

Earnings Per Common Share - Diluted
Income from Continuing Operations before Charges/Gains	2.00	2.32	(13.8)
V&S auction process costs	(0.03)	-	-
Maxxium investment write-down	(0.16)	-	-
Tax-related credits	0.63	-	-
Intangible asset impairment write-downs	(2.00)	-	-
Beam Global minority interest repurchase	0.52	-	-
Restructuring and restructuring-related items	(0.10)	(0.08)	(25.0)

Income from Continuing Operations	0.86	2.24	(61.6)

Income from Discontinued Operations	0.79	0.01	-

Net Income	1.65	2.25	(26.7)

RESTRUCTURING AND RESTRUCTURING-RELATED ITEMS

The company recorded pre-tax restructuring and restructuring-related items of $16.4 million ($11.0 million after tax or $0.07 per diluted share) in the three-month period ended June 30, 2008. For Spirits, these charges are for organizational repositioning and supply chain activities. For Home & Hardware, the charges relate to supply chain realignment and cost reduction initiatives.

The company recorded pre-tax restructuring and restructuring-related items of $24.5 million ($16.2 million after tax or $0.10 per diluted share) in the six-month period ended June 30, 2008. For Spirits, these charges are for organizational repositioning and supply chain activities. For Home & Hardware, the charges relate to supply chain realignment and cost reduction initiatives.

	Three Months Ended June 30, 2008
	(In millions, except per share amounts)
		Restructuring-Related Items
	Restructuring	Cost of Sales Charges	SG & A Charges	Total
Spirits	$3.9	$-	$7.1	$11.0
Home and Hardware	3.9	-	1.5	5.4
Total	$7.8	$-	$8.6	$16.4

Income tax benefit				5.4
Net charge				$11.0
Charge per common share
Basic				$0.07
Diluted				$0.07

	Six Months Ended June 30, 2008
	(In millions, except per share amounts)
		Restructuring-Related Items
	Restructuring	Cost of Sales Charges	SG & A Charges	Total
Spirits	$3.9	$-	$8.1	$12.0
Home and Hardware	6.2	2.6	3.7	12.5
Total	$10.1	$2.6	$11.8	$24.5

Income tax benefit				8.3
Net charge				$16.2
Charge per common share
Basic				$0.11
Diluted				$0.10

RECONCILIATION OF 2008 COMPARABLE NET SALES TO GAAP NET SALES

For the second quarter, Comparable Net Sales for Fortune Brands would have been down 10%. On a GAAP basis, Fortune Brands' Net Sales were down 9%.

Comparable Net Sales is Net Sales derived in accordance with GAAP excluding changes in foreign currency exchange rates, spirits excise taxes, the net sales from divested entities and product lines, and the impact of third-party bottling contracts.

Comparable Net Sales is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the overall performance of the company, and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the company from year-to-year. This measure may be inconsistent with similar measures presented by other companies.

RECONCILIATION OF 2008 EARNINGS GUIDANCE TO GAAP

For the third quarter, the company is targeting diluted EPS before charges/gains from continuing operations to be down at a mid-teens-to-mid-20s percentage rate versus EPS before charges/gains from continuing operations of $1.34 in a year ago quarter. On a GAAP basis, the company is targeting diluted EPS from continuing operations to be down at a mid-teens-to-high-20s percentage rate.

For the full year, the company is targeting diluted EPS before charges/gains from continuing operations to be down at a high-single-digit-to-high-teens percentage rate versus EPS before charges/gains from continuing operations of $5.06 in 2007. On a GAAP basis, the company is targeting diluted EPS from continuing operations to be down at a mid-20s-to-high-30s percentage rate.

EPS Before Charges/Gains from continuing operations is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the overall performance of the company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the company from year to year. This measure may be inconsistent with similar measures presented by other companies.

FORTUNE BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions)
(Unaudited)

	June 30,	June 30,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$160.7	$150.8
Accounts receivable, net	1,212.3	1,284.5
Inventories	2,162.2	1,995.3
Other current assets	432.9	442.2
Current assets of discontinued operations	-	269.4
Total current assets	3,968.1	4,142.2

Property, plant and equipment, net	1,676.7	1,712.5
Intangibles resulting from business acquisitions, net	7,835.7	8,057.3
Other assets	377.5	456.1
Noncurrent assets of discontinued operations	-	640.1
Total assets	$13,858.0	$15,008.2

Liabilities and Stockholders' Equity
Current liabilities
Short-term debt	$648.5	$780.1
Current portion of long-term debt	472.9	200.1
Other current liabilities	1,209.4	1,454.1
Current liabilities of discontinued operations	-	62.0
Total current liabilities	2,330.8	2,496.3

Long-term debt	3,563.1	4,861.5
Other long-term liabilities	1,623.9	1,891.9
Noncurrent liabilities of discontinued operations	-	79.4
Total liabilities	7,517.8	9,329.1

Minority interests	468.7	557.4

Stockholders' equity	5,871.5	5,121.7

Total liabilities and stockholders' equity	$13,858.0	$15,008.2

FORTUNE BRANDS, INC.
Reconciliation of ROE based on Net Income from Continuing Operations Before Charges/Gains to ROE based on GAAP Net Income from Continuing Operations
June 30, 2008
Amounts in millions
(Unaudited)
	Rolling twelve months Net Income from Continuing Operations Before Charges/Gains less Preferred Dividends				ROE based on Net Income from Continuing Operations Before Charges/Gains

			Equity

Fortune Brands	$715.1	/	$5,713.3	=	12.5%

	Rolling twelve months GAAP Net Income from Continuing Operations less Preferred Dividends				ROE based on GAAP Net Income from Continuing Operations

			Equity

Fortune Brands	$654.8	/	$5,555.6	=	11.8%

Return on Equity - or ROE - Before Charges/Gains is net income from continuing operations less preferred dividends derived in accordance with GAAP excluding any restructuring and non-recurring items divided by the twelve month average of GAAP common equity (total equity less preferred equity) excluding any restructuring and non-recurring items.

FORTUNE BRANDS, INC.
Reconciliation of ROIC based on Net Income from Continuing Operations Before Charges/Gains to ROIC based on GAAP Net Income from Continuing Operations
June 30, 2008
Amounts in millions
(Unaudited)
	Rolling twelve months Net Income from Continuing Operations Before Charges/Gains plus Interest Expense				ROIC based on Net Income from Continuing Operations Before Charges/Gains

			Invested Capital

Fortune Brands	$907.4	/	$10,780.1	=	8.4%

	Rolling twelve months GAAP Net Income from Continuing Operations plus Interest Expense				ROIC based on GAAP Net Income from Continuing Operations

			Invested Capital

Fortune Brands	$822.1	/	$10,619.7	=	7.7%

Return on Invested Capital - or ROIC - Before Charges/Gains is net income from continuing operations plus interest expense derived in accordance with GAAP excluding any restructuring and non-recurring items divided by the twelve month average of GAAP Invested Capital (net debt plus equity) excluding any restructuring and non-recurring items.

ROE From Continuing Operations Before Charges/Gains and ROIC From Continuing Operations Before Charges/Gains are measures not derived in accordance with GAAP. Management uses these measures to determine the returns generated by the company and to evaluate and identify cost-reduction initiatives. Management believes these measures provide investors with helpful supplemental information regarding the underlying performance of the company from year-to-year. These measures may be inconsistent with similar measures presented by other companies.

CONTACT:
Fortune Brands, Inc.
Media Relations:
Clarkson Hine
(847) 484-4415
or
Investor Relations:
Tony Diaz
(847) 484-4410